Exhibit 99.2

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(UNAUDITED)

The following unaudited Management’s Discussion and Analysis of Financial Condition and Results of Operations represents supplemental discussion of certain measurements deemed significant by management of Republic Airways Holdings Inc. (the “Company”) and its subsidiaries in the evaluation of business results as of September 30, 2025 and for the nine months ended September 30, 2025 and 2024. The opinions and views expressed in this commentary are strictly those of management of Republic Airways Holdings Inc. and should not be construed in any other form or fashion.

The unaudited Management’s Discussion and Analysis of Financial Condition and Results of Operations includes financial measures, in particular, earnings before interest expense, investment income and other, net, income taxes, and depreciation and amortization (“Adjusted EBITDA”) and earnings before interest expense, investment income and other, net, income taxes, depreciation and amortization, and aircraft and engine rent (“Adjusted EBITDAR”), which do not conform to the standards set forth under accounting principles generally accepted in the United States of America (“GAAP” or “U.S. GAAP”). Management of the Company included these non-GAAP financial measures as they provide an enhanced understanding of the Company’s performance, profitability, and the ability to generate cash flows. Non-GAAP financial measures should not be construed as a substitute for U.S. GAAP financial measures and should be read in and used in conjunction with the comparable U.S. GAAP measures. The accompanying unaudited consolidated financial statements are included as Exhibit 99.1 to the Current Report on Form 8-K to which this exhibit relates.

The commentary that follows may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results could materially differ from those anticipated due to inherent uncertainty associated with future anticipated results.

Results of Operations

Republic Airways Holdings Inc. (the ‘‘Company’’ or the ‘‘Parent’’) is a Delaware holding company conducting substantially all of its operations through its wholly-owned regional air carrier subsidiary, Republic Airways Inc. (‘‘Republic Airways’’ or the “Airline”). The Airline regularly provides scheduled passenger service on approximately 1,100 flights daily to nearly 90 cities in the United States and Canada operating under the American Eagle, Delta Connection, and United Express brands through partnerships with American Airlines, Inc. (‘‘American Airlines’’), Delta Air Lines, Inc. (‘‘Delta Air Lines’’), and United Airlines, Inc. (‘‘United Airlines’’) (collectively, our ‘‘Partners’’ or ‘‘Partner Airlines’’) under fixed-fee capacity purchase agreements (“CPA,” or collectively, our “CPAs”). Republic Airways exclusively operates the Embraer E170/175 family of aircraft among our Partners’ hub and focus cities.

Bryan Bedford, the Company’s former President and Chief Executive Officer, received Presidential nomination to the position of Administrator of the Federal Aviation Administration of the U.S. Department of Transportation by President Donald Trump. In connection with such nomination, Mr. Bedford retired from the Company effective July 1, 2025. Matthew Koscal, Executive Vice President and Chief Administrative Officer, was promoted to President and Chief Commercial Officer of the Company, and David Grizzle, Chairman of the Board of Directors of the Company, began serving as Chief Executive Officer upon Mr. Bedford’s retirement on July 1, 2025. The Company paid a cash payment of $16.2 million related to Mr. Bedford’s employment contract. Upon effectiveness of his retirement, 7,308 restricted stock units (“RSUs”) were granted and 9,425 RSUs previously held by Mr. Bedford were all considered earned and vested immediately, resulting in additional compensation expense of $7.7 million. The Company recorded total expense of $18.8 million during the nine months ended September 30, 2025 related to Mr. Bedford’s separation and retirement.

On April 4, 2025, the Company and Mesa Air Group, Inc. (“Mesa”), entered into the Agreement, Plan of Conversion and Plan of Merger (collectively, the “Merger Agreement”) pursuant to which the Company expected to merge with and into Mesa (the “Merger”). The merged company is herein referred to as the Surviving Corporation. On November 25, 2025, Mesa consummated the transactions contemplated by the previously disclosed Merger Agreement with the Company.

Upon closing of the Merger, the Surviving Corporation was renamed Republic Airways Holdings Inc. and is led by executive leadership of the Company. The Company designated six of seven directors to the Surviving Corporation Board of Directors, while Mesa designated one of seven directors. Following the completion of the Merger, the business conducted by the Surviving Corporation became primarily the business conducted by Republic Airways Holdings Inc. The Current Report on Form 8-K, filed by the Company with the Securities and Exchange Commission (“SEC”) on December 1, 2025, sets forth certain additional information regarding the Merger.

Additional information regarding the Merger is included in the accompanying Form 8-K/A and the accompanying interim financial information of Republic Airways Holdings Inc. as of September 30, 2025 and December 31, 2024 and for the nine months ended September 30, 2025 and 2024 attached hereto.

Results for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024

The following table sets forth information regarding our operating results for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024:

	Nine Months Ended
(in millions)	September 30, 2025	September 30, 2024	$ Variance	% Variance
Revenues	$1,212.4	$1,089.2	$123.2	11.3%
Operating expenses:
Wages and benefits	549.3	500.2	49.1	9.8
Aircraft and engine rent	—	2.7	(2.7)	NM
Maintenance and repair	228.6	232.9	(4.3)	(1.8)
Depreciation and amortization	93.2	87.3	5.9	6.8
Other	207.1	164.1	43.0	26.2

Total operating expenses	1,078.2	987.2	91.0	9.2

Operating income	134.2	102.0	32.2	31.6
Total other expense, net	(37.7)	(43.3)	5.6	(12.9)

Income before income taxes	96.5	58.7	37.8	64.4
Income tax expense	25.3	16.1	9.2	57.1

Net income	$71.2	$42.6	$28.6	67.1

Adjusted EBITDA (1)	$227.4	$189.3	$38.1	20.1%
Adjusted EBITDA % (1)	18.8%	17.4%	NM	1.4 pts
Adjusted EBITDAR (1)	227.4	$192.0	$35.4	18.4%
Adjusted EBITDAR % (1)	18.8%	17.6%	NM	1.2 pts

(1)

Adjusted EBITDA represents net income before interest expense, investment income and other, net, income taxes, and depreciation and amortization expense. Adjusted EBITDAR represents net income before interest expense, investment income and other, net, income taxes, depreciation and amortization expense, and aircraft and engine rent. Adjusted EBITDA and Adjusted EBITDAR are included as supplemental disclosures because our senior management believes that they are well-recognized performance and valuation metrics in the airline industry and frequently used by companies, investors, securities analysts, and other interested parties in comparing industry participants. Adjusted EBITDA % and Adjusted EBITDAR % are non-GAAP measures that represent Adjusted EBITDA and Adjusted EBITDAR, respectively, expressed as a percentage of revenues.

The following table summarizes certain operating data that we believe are useful indicators of our operating performance for the nine months ended September 30, 2025 and 2024. Management believes block hours, departures, and average daily utilization of each aircraft are our primary measures in evaluating aircraft production, incurrences of revenues and operating expenses, and efficiency of the Airline.

	Nine Months Ended September 30,
Operating Highlights	2025	2024	% Variance
Aircraft committed to Republic’s Partners operations at period end (1)	246	236	4.2%
Block hours (2)	501,015	430,401	16.4
Departures	269,097	235,647	14.2
Average daily utilization of each aircraft (hours) (3)	9.6	8.3	15.7
Average length of aircraft haul (miles)	489	488	0.2

(1)	Excludes two and one unallocated spare aircraft as of September 30, 2025 and 2024, respectively.
(2)	Reflects hours of aircraft movement from gate to gate (including taxi time before takeoff and after landing) until the aircraft comes to rest at the next point of landing.
(3)

Reflects average daily utilization in block hours (aircraft movement from gate to gate, including taxi time) for the greater of actual in-service scheduled aircraft or minimum contracted scheduled aircraft, if applicable.

Revenues

Revenues increased $123.2 million or 11.3% to $1,212.4 million for the nine months ended September 30, 2025 compared to $1,089.2 million for the nine months ended September 30, 2024, primarily related to a $101.8 million increase in Carrier-Controlled Revenue (“CCR”) attributable to the increase in flying when compared to the nine months ended September 30, 2024. Additionally, there is a $22.6 million annual escalation increase in CCR rates during the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.

Operating expenses

Wages and benefits expense increased $49.1 million or 9.8% to $549.3 million for the nine months ended September 30, 2025 compared to $500.2 million for the nine months ended September 30, 2024. The increase is primarily attributable to a $40.6 million increase in salaries and wages partially due to an increase in block hour production, predominately impacting wages for crews and maintenance technicians, as well as an increase in payroll tax expense.

Depreciation and amortization expense increased $5.9 million or 6.8% to $93.2 million for the nine months ended September 30, 2025 compared to $87.3 million for the nine months ended September 30, 2024. The increase is due to the delivery of six E175 aircraft and the purchase of three previously leased aircraft in the second half of 2024 and the delivery of nine E175 aircraft during the nine months ended September 30, 2025, which increased total aircraft basis and, in turn, depreciation and amortization expense when compared to the nine months ended September 30, 2024.

Other operating expense increased $43.0 million or 26.2% to $207.1 million for the nine months ended September 30, 2025 compared to $164.1 million for the nine months ended September 30, 2024. The increase is primarily due to an increase of $13.5 million in professional fees caused by an increased work scope related to the Merger and a $7.9 million increase in travel expenses caused by increased block hour production. Additional increases were related to a $17.1 million increase in severance during the nine months ended September 30, 2025 primarily from the retirement and separation of Mr. Bedford.

Other expense, net

Other expense, net is comprised of interest expense on secured and unsecured debt obligations, realized and unrealized gains and losses on fair value adjustments to marketable securities and non-current investments, warrants, put options, and early debt extinguishments. In addition, we hold a minority interest in Hyannis Air Service Inc. d/b/a Cape Air and Nantucket Airlines (“Cape Air”). Our proportionate share of income or losses of Cape Air are recorded to investment income and other, net in the accompanying condensed consolidated statements of operations. Other expense, net decreased $5.6 million or 12.9% to $37.7 million for the nine months ended September 30, 2025 compared to $43.3 million for the nine months ended September 30, 2024, primarily due to a $5.5 million gain in the valuation of our EVE Holdings Inc. (“EVE”) investments and a $2.9 million gain in the valuation of U.S. Treasury warrants. This is coupled with additional gains of $0.3 million for Republic’s investment in Cape Air, and offset by a $2.6 million decrease in marketable securities from a reduction in unrealized and realized gains.

We recorded income tax expense of $25.3 million at a 26.2% effective tax rate for the nine months ended September 30, 2025 compared to $16.1 million at a 27.4% effective tax rate for the nine months ended September 30, 2024. Our effective tax rates differ from statutory rates primarily due to state income taxes, valuation allowances on state net operating losses, and certain non-deductible expenses.

Liquidity and Capital Resources

We require cash to fund our operating expenses and working capital requirements, including outlays to fund capital expenditures, aircraft pre-delivery deposit payments, maintenance expenses, and debt service obligations, including principal and interest payments. Our cash needs vary from period to period, primarily based on the timing and costs of significant maintenance events and capital expenditures. Our principal sources of liquidity are cash on hand and liquid investments, including cash generated from operations, investments in marketable securities, and funds raised from external borrowings. In the near term, we expect to fund our primary cash requirements through cash generated from operations, cash and cash equivalents on hand (including our investments in marketable securities), and funds from new borrowings on aircraft deliveries and our aviation campus. There is no assurance that we will be successful in securing any additional liquidity from third-party creditors. We believe that cash flow from operating activities coupled with existing cash, cash equivalents, and marketable securities will be adequate to fund our operating and capital needs through at least the next 12 months.

As of September 30, 2025, we had a working capital deficit of $13.4 million. The airline industry is highly capital intensive due to the nature and financing methods for our fleet assets used to generate operating cash flows. If we fail to generate sufficient funds from operations to repay such obligations, we may need to raise capital through the issuance of equity or obtain or refinance borrowings to meet our existing obligations. There can be no assurance that such equity transactions or borrowings will be available or, if available, will be at terms, rates, or prices acceptable to us. We have $632.7 million of net book value in unencumbered assets that include land, building, engines, and aircraft as of September 30, 2025. We believe that the fair market value for these assets exceeds the book value.

The following table summarizes our total cash and marketable securities as of September 30, 2025 and December 31, 2024 as well as our operating, investing, and financing cash flow activities for the nine months ended September 30, 2025 and 2024:

(in millions)	September 30, 2025	December 31, 2024	$ Variance	% Variance
Cash, cash equivalents, and restricted cash	$119.4	$131.9	$(12.5)	(9.5)%
Marketable securities	172.0	191.5	(19.5)	(10.2)

Total	$291.4	$323.4	$(32.0)	(9.9)%

	Nine Months Ended
(in millions)	September 30, 2025	September 30, 2024	$ Variance	% Variance
Net cash provided by operating activities	$207.0	$153.7	$53.3	34.7%
Net cash used in investing activities	(273.1)	(33.2)	(239.9)	NM
Net cash provided by (used in) financing activities	53.6	(121.5)	(175.1)	NM

During the nine months ended September 30, 2025, total cash, cash equivalents, restricted cash, and marketable security positions decreased $32.0 million or 9.9% to $291.4 million compared to $323.4 million as of December 31, 2024.

Nine months ended September 30, 2025, compared to the nine months ended September 30, 2024

Net cash provided by operating activities increased $53.3 million or 34.7% to $207.0 million during the nine months ended September 30, 2025 from $153.7 million during the nine months ended September 30, 2024. The increase is attributable to an increase in income before income taxes and depreciation and amortization expense when compared to the nine months ended September 30, 2024, along with changes in working capital accounts from the timing of collection of receivables and settlement of liabilities.

Net cash used in investing activities increased $239.9 million to $273.1 million net cash used during the nine months ended September 30, 2025 from $33.2 million net cash used during the nine months ended September 30, 2024. The increase is primarily due to the redemption of $162.5 million of marketable securities and investments during the nine months ended September 30, 2025 compared to the redemption of $185.3 million of marketable securities and investments during the nine months ended September 30, 2024. Additionally, the Company acquired nine E175 regional aircraft during the nine months ended September 30, 2025 compared to the acquisition of four E175 aircraft during the nine months ended September 30, 2024. This is further offset by the sale of six E175 aircraft during the nine months ended September 30, 2024.

Net cash provided by (used in) financing activities changed $175.1 million to $53.6 million net cash provided for the nine months ended September 30, 2025 from $121.5 million net cash used for the nine months ended September 30, 2024. During the nine months ended September 30, 2025, we obtained secured borrowings resulting in cash inflows of $235.2 million, compared to obtaining secured borrowings resulting in cash inflows of $91.6 million during the nine months ended September 30, 2024. This is combined with the accelerated payment and early debt extinguishment for aircraft-related notes of $36.2 million during the nine months ended September 30, 2024.

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